Exhibit 10.2

CULTIVATION AND SALES AGREEMENT

This CULTIVATION AND SALES AGREEMENT, dated as of January 18, 2019 (the “Agreement”), is entered into by and between MJ Holdings, Inc. (its subsidiaries), a publicly traded Nevada Corporation (collectively “MJNE”) MJNE and Acres Cultivation, LLC, a Nevada limited liability company (“Acres” and, together with MJNE, the “Parties”, and each, a “Party”).

WHERAS, the Parties hereto entered into a certain Management Agreement (the “Management Agreement”) dated April 18, 2018 which is hereby terminated and replaced with this Agreement; and

WHEREAS, MJNE, is in the business of managing, operating and providing services to businesses that cultivate, manufacture and sell cannabis and cannabis extracted products, as more particularly described in Schedule 1;

WHEREAS, Acres is in the business of owning and operating marijuana establishments, specifically Cultivation (C013), in the state of Nevada;

WHEREAS, MJNE wishes to have Acres become the exclusive cultivator and seller of the products described in Schedule 1 in the State of Nevada;

WHEREAS, Acres wishes to become the exclusive cultivator and seller of the products described in Schedule 1 in the State of Nevada;

WHEREAS, contemporaneously herewith, Acres and MJNE have entered into a consulting agreement in the form set forth in Exhibit A attached hereto (the “Consulting Agreement”) and the equipment lease agreement in the form set forth in Exhibit B attached hereto (the “Lease Agreement”);

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. Capitalized terms have the meanings set forth or referred to in this Section

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or other, whether at law, in equity or otherwise.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Nevada are authorized or required by Law to be closed for business.

“Confidential Information” has the meaning set forth in Section 12.

“Consultant” has the meaning as set forth in the Consulting Agreement.

“DOT” has the meaning of the Department of Taxation, including, without limitation, the Marijuana Division, or such other governing body under the laws of the State of Nevada.

“Effective Date” means April 18, 2018.

“GAAP” means U.S. generally accepted accounting principles in effect from time to time.

“Goods” means the goods identified on Schedule 1 and described in the Specifications.

“Intellectual Property Rights” means all industrial and other intellectual property rights comprising or relating to: (a) Patents; (b) Trademarks; (c) internet domain names, whether or not Trademarks, registered by any authorized private registrar or Governmental Authority, web addresses, web pages, website and URLs; (d) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights and copyrightable works, software and firmware, data, data files, and databases and other specifications and documentation; (e) Trade Secrets; and (f) all industrial and other intellectual property rights, and all rights, interests and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, however arising, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights or forms of protection pursuant to the Laws of any jurisdiction throughout in any part of the world.

“Law” means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, governmental order or other requirement or rule of law of any Governmental Authority.

“Manufacturing” means the cultivation, processing, and extraction of Goods.

“Net Revenue” means the gross sales of Goods less all applicable taxes and returns.

“NRS” means Nevada Revised Statutes and Nevada Administrative Code, including, without limitation, NRS 453A and NRS 453D, as defined by the State of Nevada.

“Party” and “Parties” have the respective meanings set forth in the preamble to this Agreement.

“Patents” means all patents (including all reissues, divisional, Provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents, and patent utility models).

“Permits” means permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained or required to be obtained, from any Governmental Authority.

“Person” means any individual, partnership, corporation, trust, limited liability entity, unincorporated organization, association, Governmental Authority or any other entity.

“Personnel” of a Party means any agents, employees, contractors or subcontractors engaged or appointed by such Party.

“Public Company” shall mean a company that has for sale to the public equity securities via any of the following recognized exchanges or platforms: OTC, NASDAQ, NYSE, CSE.

“Representatives” means a Party’s Affiliates and each of their respective Personnel, officers, directors, partners, shareholders, attorneys, third-party advisors, successors and permitted assigns.

“Subsidiary” shall mean any corporation or limited liability company in which MJ Holdings shall hold a majority ownership interest of at least fifty-one (51%) percent.

“Term” means Eight (8) years from the Effective Date.

“Territory” means the State of Nevada.

“Trademarks” means all rights in and to U.S. and foreign trademarks, service marks, trade dress, trade names, MJNE names, logos, symbols, trade dress, corporate names and domain names and other similar designations of source, sponsorship, association or origin, together with the goodwill symbolized by any of the foregoing, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection in any part of the world.

“Trade Secrets” means all inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections, patent disclosures and other confidential and proprietary information and all rights therein.

“Utilities” – utilities shall mean the actual cost incurred by Acres to provide electrical service to the MJNE Facility.

2. Manufacture and Sale of Goods.

2.1 Manufacture and Sale. Subject to the terms and conditions of this Agreement, during the Term, Acres shall cultivate and sell the Goods in the State of Nevada, at the Prices set forth on Schedule 1 attached hereto.

2.2 Right to Cultivate and Sell Goods and Similar Products. During the Term, Acres shall not be restricted from cultivating or selling cannabis products for other brands.

3. Quality Control.

3.1 Acknowledgement. Acres acknowledges and is familiar with the high standards, quality, style and image of MJNE and MJNE’s products, and Acres shall use its best efforts to meet or exceed MJNE’s quality standards for the Goods as adopted by MJNE from time to time, and which are provided by MJNE to Acres in writing. In the event the Parties cannot mutually agree that meeting MJNE’s quality standards for a particular product is economically feasible, the Parties shall work together in good faith to develop and implement an acceptable alternative. For the purposes of clarification, Acres’ failure to cultivate and sell a product that the Parties cannot agree is economically feasible and with no acceptable alternative under this Section 3 shall in no event constitute a breach of or default under this Agreement.

3.2 Compliance with MJNE Specifications. Acres shall use its commercially reasonable efforts to comply with the specifications, standards and directions relating to the Goods, including their design, manufacture, promotion, packaging, distribution and sale, as notified in writing by MJNE from time to time. In the event the Parties cannot mutually agree that meeting MJNE’s specifications, standards and directions relating to a particular product, including the design, manufacture, promotion, packaging, distribution and sale for a particular product is economically feasible, the Parties shall work together in good faith to develop and implement an acceptable alternative. For the purposes of clarification, Acres’ failure to cultivate and sell a product that the Parties cannot agree is economically feasible and with no acceptable alternative under this Section 3 shall in no event constitute a breach of or default under this Agreement.

3.3 Packaging and Labeling. Acres shall use its commercially reasonable efforts to properly pack, mark and ship Goods as instructed by MJNE and otherwise in accordance with applicable law and industry standards. In the event the Parties cannot mutually agree that complying with MJNE’s packing, marking and shipping requirements for a particular product is economically feasible, the Parties shall work together in good faith to develop and implement an acceptable alternative. For the purposes of clarification, Acres’ failure to manufacture and sell a product that the Parties cannot agree is economically feasible and with no acceptable alternative under this Section 3 shall in no event constitute a breach of or default under this Agreement.

3.4 Rejected, Damaged or Defective Products. Acres shall not knowingly sell, market, distribute or use for any purpose, or knowingly permit any third party to sell, market, distribute or use for any purpose, any Goods which are rejected by MJNE in writing under the Consulting Agreement, or which are known to be damaged or defective, so as not to meet MJNE’s written standards for quality and safety.

3.5 Product Recall. Acres agrees to take all reasonable steps, which may include, without limitation, product recalls, to abate any health or safety risks posed by the Goods as expeditiously as practicable. MJNE shall be responsible for all costs associated with a Product Recall.

3.6 NRS. Acres and MJNE shall comply with NRS, including all future amendments and alterations. For the avoidance of doubt, the Parties shall never knowingly violate NRS 453A and 453D or Nevada Administrative Codes.

4. Marketing, Advertising and Promotion.

4.1 Approval of Marketing and Advertising Materials. MJNE shall send to Acres for its prior written approval, which shall not be unreasonably withheld, the text and layout of all proposed advertisements and marketing and promotional material, which shall comply with NRS, relating to the Goods. Within five (5) business days of a completed NRS complaint submission to Acres of any proposed advertising, marketing or promotional materials by MJNE then Acres shall submit such materials to the DOT for its approval. In the event that DOT disapproves of such material, MJNE shall modify the materials to comply with NRS requirements. MJNE shall not use any material in the advertising, marketing or promotion of the Goods which has not been approved by DOT.

4.2 Cost of Marketing and Advertising. MJNE shall assume and be fully responsible for all costs and expenses of and associated with all advertising, marketing and promotion for the Goods in the State of Nevada.

5. Term: Termination.

5.1 Term. The term of this Agreement commences on the Effective Date and continues for a period of Eight (8) years, unless it is earlier terminated pursuant to the terms of this Agreement or applicable law (the “Term”).

5.2 MJNE’s Right to Terminate for Cause. MJNE may terminate this Agreement, by providing written Notice to Acres:

(a) if Acres shall fail to pay any installment of the Fee (as defined in the Consulting Agreement) when due and such failure continues beyond fifteen (15) days after Acres’ receipt of written Notice from MJNE;

(b) except as otherwise specifically provided under this Section, if Acres is in material breach of any representation, warranty or covenant of Acres under this Agreement and either the breach cannot be cured or, if the breach can be cured, it is not cured by Acres within a commercially reasonable period of time under the circumstances, in no case exceeding ninety (90) days following Acres’ receipt of written Notice of such breach;

(c) upon revocation, without the fault of MJNE, of Acres’ cannabis related licenses, which such failure is not cured within ninety (90) days of such revocation;

(d) upon suspension, without the fault of MJNE, of Acres’ cannabis related licenses, which such failure is not cured within ninety (90) days of such suspension.

(e) if Acres (i) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due, (ii) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law, and such petition or proceeding is not dismissed within one hundred twenty (120) days; or (iv) applies for or has appointed a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business, and such application or appointment is not withdrawn or dismissed within one hundred twenty (120) days;

(f) upon the proper termination of the Consulting Agreement;

Any termination under this Section 5.2 will be effective on Acres’ receipt of MJNE’s written notice of termination or such later date (if any) set forth in such Notice, provided, however, a later date for termination is set forth in such Notice and Acres cures the applicable breach or default prior to such date, then this Agreement shall not terminate and MJNE’s Notice of termination shall be of no further force or effect.

5.3 Acres’ Right to Terminate for Cause. Acres may terminate this Agreement, by providing written Notice to MJNE:

(a) except as otherwise specifically provided under this Section, if MJNE is in material breach of any representation, warranty or covenant of MJNE under this Agreement and either the breach cannot be cured or, if the breach can be cured, it is not cured by MJNE within a commercially reasonable period of time under the circumstances, in no case exceeding ninety (90) days following MJNE’s receipt of written Notice of such breach;

(b) if, as a result of MJNE’s actions, Acres’ cannabis related licenses are actually or reasonably and verifiably threatened to be suspended or terminated;

(c) after following the reasonable direction of Consultant pursuant to the Consulting Agreement, Acres fails to produce Goods in MJNE’s Facility equaling Net Revenue of at least Two Million and 00/100 Dollars ($2,000,000.00) in any twelve (12) month period, starting twelve (12) months after the Effective Date. Provided, however, MJNE may agree to compensate Acres ten percent (10%) of the shortfall of any deficit, which such termination right shall thereupon be cancelled;

(d) upon the proper termination of the Consulting Agreement.

Any termination under this Section 5.3 will be effective on MJNE’s receipt of Acres’ written Notice of termination or such later date (if any) set forth in such Notice (the “Effective Termination Date”).

5.4 Effect of Expiration or Termination.

(a) Immediately upon the Effective Termination Date of a Notice of termination delivered hereunder (as stated in such Notice), Acres and MJNE shall:

(i) pay the amounts due under the Consulting Agreement; and

(ii) comply with the termination requirements under the Consulting Agreement and Equipment Lease.

(b) Upon the expiration or earlier termination of this Agreement, each Party shall:

(i) return to the other or destroy all documents and tangible materials (and any copies) containing, reflecting, incorporating or based on the other Party’s Confidential Information;

(ii) permanently erase all of the other Party’s Confidential Information from its computer systems; and

(iii) upon the other Party’s written request, certify in writing to such other Party that it has complied with the requirements of this Section.

(iv)  Follow termination language as defined in the Consulting Agreement and Equipment Lease.

6. Certain Obligations of The Parties.

6.1 Mutual Obligations.

(a) The Parties shall enter into a Consulting Agreement in the form attached hereto as Exhibit A.

(i) Failure to enter into or termination of the Consulting Agreement will constitute a material breach of this Agreement with no applicable cure period.

(b) Acres may deduct from payments payable to MJNE the following:

(i) all taxes on the Goods;

(ii) all local jurisdictional, state and federal fees levied or charged on the Goods;

(iii) all laboratory testing of the Goods;

(iv) all cost of goods sold (“COGS”) expenditures by Acres required to produce and sell the Goods;

(v) maintaining and repairing the equipment used in cultivating the Goods, as approved by MJNE, which such approval shall not be unreasonably withheld, conditioned, or delayed;

(vi) acquisition of any machinery necessary for the cultivating process utilized in producing the Goods, paid for by Acres, with approval of MJNE, which such approval shall not be unreasonably withheld, conditioned, or delayed;

(vii) compliance and security charge of Seven Thousand and 00/100 Dollars ($7,000.00) per month. Acres hereby acknowledges receipt of the Certificate of Occupancy from Nye County for MJNE’s facility; Compliance is limited to review and oversight to audit compliance under local and state laws for cannabis operations.

(viii) all costs listed in Section 4 paid for by Acres

(ix) all federal taxes levied against Acres for items deemed non-deductible that are paid to Consultant.

(x) any additional permitting and build out of Acres’ facilities reasonably necessary for the purposes contemplated under this Agreement and the Consulting Agreement attached hereto, after approval by MJNE, which such approval shall not be unreasonably withheld, conditioned, or delayed; and

(xi) utilities used to produce the Goods.

6.2 Acres Obligations. In addition to any other obligations set forth herein or the Consulting Agreement, Acres shall have the following obligations:

(a) Acres shall at all times maintain the required state and local permits required to cultivate and sell the Goods as set forth herein;

(b) MJNE shall source sufficient employees necessary for Acres to handle all cannabis and cannabis products, including, without limitation, the Goods, to manufacture the Goods and support ongoing sales. All employees shall be properly licensed and approved by the DOT prior to entering the Facility; and

(c) Acres shall provide reasonable support as requested by MJNE to address and correct quality concerns. Any and all MJNE approved related costs and expenses incurred by Acres may be deducted from payments payable to MJNE.

7. Compliance with Laws.

7.1 Compliance. Each Party shall at all times comply with all state and local Laws applicable to this Agreement, such Party’s operation of its business, and the exercise of its rights and performance of its obligations hereunder, including, without limitation, NRS 453A and 453D. Without limiting the foregoing, each Party shall ensure the Goods and any related packaging conform fully to any and all applicable Laws.

7.2 Permits, Licenses, and Authorizations. Acres shall obtain and maintain all Permits necessary for the exercise of its rights and performance of Acres’ obligations under this Agreement, including any Permits required for the import of Goods or any raw materials and other parts used in the cultivation of the Goods, and the shipment of hazardous materials, as applicable. Moreover, MJNE shall not take any action that would jeopardize the good-standing of the Permits, or otherwise negatively impact the standing of the Permits in any way. If MJNE breaches this obligation, Acres shall be entitled to either: (i) terminate this Agreement, or (ii) cure such breach to restore the Permits to good standing, and MJNE shall be responsible for any and all costs and expenses incurred to restore the Permits to good standing.

8. Representations and Warranties.

8.1 Acres’ Representations and Warranties. Acres represents and warrants to MJNE that:

(a) it is a limited liability company, duly organized, validly existing and in good standing under the laws of Nevada;

(b) it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement;

(c) it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder;

(d) the execution of this Agreement by its Representative whose signature is set forth at the end of this Agreement, and the delivery of this Agreement by Acres, have been duly authorized by all necessary action on the part of Acres;

(e) the execution, delivery, and performance of this Agreement by Acres will not violate, conflict with, require consent under or result in any breach or default under (i) any of Acres’ organizational documents (including its Articles of Organization and Operating Agreement), (ii) any applicable law or (iii) with or without notice or lapse of time or both, the provisions of any material contract;

(f) this Agreement has been executed and delivered by Acres and (assuming due authorization, execution and delivery by MJNE) constitutes the legal, valid and binding obligation of Acres, enforceable against Acres in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity;

(g) it is in compliance with all applicable laws and contracts relating to this Agreement, the Goods and the operation of its business;

(h) it has obtained all material licenses, authorizations, approvals, consents or permits required by applicable laws to conduct its business generally and to exercise its rights and perform its obligations under this Agreement; and

(i) it is not insolvent and is paying all of its debts as they become due.

8.2 MJNE’s Representations and Warranties. MJNE represents and warrants to Acres that:

(a) it is duly organized, validly existing and in good standing under the laws of the State of Nevada;

(b) it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement;

(c) it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder;

(d) the execution of this Agreement by its Representative whose signature is set forth at the end of this Agreement, and the delivery of this Agreement by each such Party, have been duly authorized by all necessary action on the part of the representing Party;

(e) the execution, delivery, and performance of this Agreement by MJNE will not violate, conflict with, require consent under or result in any breach or default under (i) any of the representing Party’s organizational documents (including its Articles of Organization or Incorporation and Operating Agreement or bylaws), (ii) any applicable state or local law or (iii) with or without notice or lapse of time or both, the provisions of any material contract;

(f) this Agreement has been executed and delivered by MJNE and (assuming due authorization, execution and delivery by Acres) constitutes the legal, valid and binding obligation of MJNE, enforceable against MJNE in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity;

(g) it is in compliance with all applicable state and local laws and contracts relating to this Agreement, the Goods and the operation of its business;

(h) it has obtained all material licenses, authorizations, approvals, consents or permits required by applicable laws to conduct its business generally and to exercise its rights and perform its obligations under this Agreement; and

(i) it is not insolvent and is paying all of its debts as they become due.

9. Indemnification.

9.1 Indemnification. Subject to the terms and conditions of this Agreement, each Party (as “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party and its officers, directors, employees, agents, Affiliates, successors and permitted assigns (collectively, “Indemnified Parties”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees, fees and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers, incurred by any Indemnified Party (collectively, “Losses”), relating to any third-party Claim or any direct Claim against Indemnifying Party based or relating to Indemnifying Party’s breach of any representations or warranties contained herein or as a result of any of indemnifying Party’s actions or inactions related to the Goods.

9.2 Exceptions and Limitations on Indemnification. Notwithstanding anything to the contrary in this Agreement, the Indemnifying Party is not obligated to indemnify or defend any Indemnified Party against any such Claim or corresponding Losses results directly from Indemnified Party’s or its Personnel’s:

(a) gross negligence or more culpable act or omission (including recklessness or willful misconduct); or

(b) bad faith failure to materially comply with any of its obligations set forth in this Agreement.

10. No Franchise Agreement. The Parties to this Agreement are independent contractors and nothing in this Agreement shall be deemed or constructed as creating a joint venture, partnership, agency relationship or franchise between Acres and MJNE. Neither party, by virtue of this Agreement or any agreement contemplated herein, will have any right, power or authority to act or create an obligation, express or implied, on behalf of the other party. Each party assumes responsibility for the actions of their personnel under this Agreement and will be solely responsible for their supervision, daily direction and control, wage rates, withholding income taxes, disability benefits, or the manner and means through which the work under this Agreement will be accomplished. Except as provided otherwise in this Agreement, Acres has the sole discretion to determine Acres’ methods of operation, Acres’ accounting practices, the types and amounts of insurance Acres carries, Acres’ personnel practices, Acres’ advertising and promotion, Acres’ customers, and Acres’ service areas and methods. If any provision of this Agreement is deemed to create a franchise relationship between the parties, then the Parties shall negotiate in good faith to modify this Agreement so as to affect the Parties’ original intent as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as a Manufacturing and Sales Agreement and not a franchise agreement.

11. Intellectual Property.

11.1 Ownership. Each of the Parties acknowledges and agrees that:

(a) each Party retains exclusive ownership of its Intellectual Property Rights;

(b) MJNE does not transfer to Acres any of its Intellectual Property Rights, and Acres may not use any of MJNE’s Intellectual Property Rights other than to fulfill Acres’ obligations hereunder, including, without limitation, the cultivation and sale of Goods in accordance with the terms of this Agreement; and

(c) Acres does not transfer to MJNE any of Acres’ Intellectual Property Rights.

11.2 Prohibited Acts. Neither Party shall:

(a) take any action that may interfere with the other Party’s Intellectual Property Rights, including such other Party’s ownership or exercise thereof;

(b) challenge any right, title or interest of the other Party in such other Party’s Intellectual Property Rights;

(c) make any claim or take any action adverse to such other Party’s ownership of its Intellectual Property Rights;

(d) register or apply for registrations, anywhere in the world, the other Party’s Trademarks or any other Trademark that is similar to such other Party’s Trademark(s) or that incorporates such Trademarks in whole or in confusingly similar part;

(e) use any mark, anywhere, that is confusingly similar to the other Party’s Trademarks;

(f) misappropriate any of the other Party’s Trademarks for use as a domain name without such other Party’s prior written consent; or

(g) alter, obscure or remove any of the other Party’s Trademarks or trademark or copyright notices or any other proprietary rights notices placed on the products purchased under this Agreement (including Goods), marketing materials or other materials.

(h) MJNE is a publicly traded company subject to certain rules and obligations concerning the release of public information as promulgated by the United States Securities and Exchange Commission (the “SEC”) and MJNE, in its sole discretion, shall file any such required documents, media statements or press releases as MJNE may determine is in the best interests of MJNE and its shareholders, provided such documents, media statements and press releases are compliant with NRS and any use of Acres name is approved by Acres prior to such submission.

12. Confidentiality.

12.1 Scope of Confidential Information. From time to time during the Term, a Party (as the “Disclosing Party”) may disclose or make available to the other Party (as the “Receiving Party”) information about its business affairs, goods and services (including any Forecasts), confidential information and materials comprising or relating to Intellectual Property Rights, trade secrets, third-party confidential information and other sensitive or proprietary information. Such information, as well as the terms of this Agreement, whether orally or in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as “confidential” constitutes “Confidential Information” hereunder. Confidential Information does not include information that, at the time of disclosure and as established by documentary evidence:

(a) is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section 12 by the Receiving Party or any of its Representatives;

(b) is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information;

(c) was known by or in the possession of the Receiving Party or its Representatives prior to being disclosed by or on behalf of the Disclosing Party;

(d) was or is independently developed by the Receiving Party without reference to or use of, in whole or in part, any of the Disclosing Party’s Confidential Information; or

(e) is required to be disclosed pursuant to applicable law.

12.2 Protection of Confidential Information. The Receiving Party shall, for two years from receipt of such Confidential Information:

(a) protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care;

(b) not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and

(c) not disclose any such Confidential Information to any Person, except to the Receiving Party’s Representatives who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement.

The Receiving Party shall be responsible for any breach of this Section 12 caused by any of its Representatives. At any time during or after the Term, at the Disclosing Party’s written request, the Receiving Party and its Representatives shall, pursuant to, promptly return or destroy all Confidential Information and copies thereof that it has received under this Agreement.

13. Inspection and Audit Rights. Acres hereby grants to MJNE, and each of its authorized Representatives, the right, not more than once during any six (6) month period during the Term and within six (6) months after the earlier of the expiration of the Term or earlier termination of this Agreement, to access to Acres’ premises (including Acres’ manufacturing operations used in production of the Goods) and all pertinent books, records and accounts for the purpose of auditing Acres’ compliance with the terms of this Agreement and any other agreements between MJNE and Acres. Acres shall cooperate with MJNE in connection with any such audit or inspection. Acres shall maintain, during the Term and for a period of six (6) months after the Term, complete and accurate books and records relating to the sale of the Goods in accordance with GAAP. Acres shall segregate its records and otherwise cooperate with MJNE so as to facilitate any audit by MJNE solely for the purpose of verifying the accuracy of any fee paid to MJNE pursuant to the Consulting Agreement. Acres shall reimburse MJNE for the amount of any underpayment of consulting fees discovered during an audit. In addition, Acres shall reimburse MJNE for the amount of MJNE’s reasonable costs and expenses incurred in conducting the audit if the results of such audit indicate that such discrepancy is greater than ten percent (10%) of the total amount actually payable by MJNE for the period examined. If requested by MJNE, Acres shall use its best efforts to permit MJNE and its Representatives to obtain from subcontractors or other suppliers to Acres the information and permission to conduct the reviews specified with respect to Acres in this Section 13.

14. Improvement of MJNE’s Facility.

14.1 Improvement of MJNE’s Facility. Acres owns that certain real property located at 950 E. Anvil Road, Amargosa Valley, NV 89010, and commonly referred to as Nye County Parcel Number 019-751-03 (together with all improvements thereon, easements, rights of way, privileges, licenses, appurtenances and other rights and benefits belonging thereto or running therewith, or otherwise related thereto and belonging to Acres, the “Facility”). MJNE, in conjunction with terms and conditions of the Equipment Lease , accepts that portion of the Facility as described on Exhibit C-1 (“MJNE’s Facility”) and the existing portions thereof, in its present condition, “as-is, where-is, with all faults,” without any representation or warranty of any kind by Acres, except suitability of fulfilling the purpose of this Agreement and as otherwise expressly set forth herein. The Parties hereto agree that construction of MJNE’s Facility has been completed and operational as of the date of this Agreement.

14.2 Prohibition. Except for the approved MJNE’s previous Facility Improvements and other Permitted Alterations (as defined below), MJNE shall make no alterations, decorations, installations, additions or improvements in or to the Facility (or any portion thereof, including, without limitation, MJNE’s Facility) or the electrical, plumbing, mechanical or HVAC systems or equipment serving the Facility (or any portion thereof, including, without limitation, MJNE’s Facility), including but not limited to, any wireless intranet or internet or communications network, a water cooler, air-conditioning or cooling system, mechanical or electrical equipment, or any unit or part thereof or other apparatus of like or other nature, without Acres’ express prior written consent, not to be unreasonably withheld. All work, alterations, decorations, installations, additions or improvements of whatever nature shall be done by contractors or mechanics reasonably approved by Acres at MJNE’s sole cost and expense, at such times and in such manner as Acres may from time to time designate and in full compliance with applicable Laws. Upon approval and prior to commencing any such work, alterations, decorations, installations, additions or improvements of whatever nature, MJNE shall provide Acres with true and correct copies of any and all related contracts with such contractors or mechanics, as well as any related contracts with MJNE’s architects. MJNE shall cause all of MJNE’s contractors and subcontractors engaged in the performance of work on behalf of MJNE to effect and maintain and deliver to Acres and MJNE certificates evidencing the existence of, and covering Acres, MJNE and MJNE’s contractors, prior to the commencement of any work by or on behalf of MJNE’s and until the completion thereof, of the workers’ compensation insurance, employer’s liability insurance, commercial general liability insurance and commercial automobile liability insurance policies in the amounts required pursuant to Section 15 or as otherwise expressly approved in advance in writing by Acres and in compliance with the terms thereof; it being understood that the foregoing shall not diminish in any manner MJNE’s responsibility to at all times carry all insurance required pursuant to Section 15 in the manner required thereby. Notwithstanding the foregoing, MJNE shall have the right, without Acres’ consent from time to time during the Term, to make alterations, decorations, installations, additions or improvements in or to MJNE’s Facility which (a) are not Major Alterations (for purposes hereof, “Major Alteration(s)” shall mean those that require entry into, or affect, another occupant’s premises at the Facility), (b) cost less than Fifty Thousand and 00/100 Dollars U.S. ($50,000.00 U.S.) in the aggregate for any twelve (12) month period, (c) are cosmetic in nature, and (d) are consistent with the terms of this Agreement and all applicable Laws (the “Permitted Alterations”); provided, however, MJNE shall notify Acres ten (10) days in advance of the making of any such Permitted Alterations.

14.3 Mechanics Liens.

(a) If any mechanic’s lien is filed against the Facility (or any portion thereof, including, without limitation, MJNE’s Facility) for work done for or materials furnished to MJNE, it shall be discharged by MJNE within sixty (60) days thereafter, at MJNE’s sole cost and expense, by filing the bond required by law or payment or otherwise. If MJNE fails to discharge such lien, then Acres shall have, following at least five (5) days’ prior written notice to MJNE, the right, in addition to all other rights and remedies contained herein, to discharge same (by filing the bond required by law or by payment in full of the mechanic’s lien or otherwise) and Acres’ costs and expense in obtaining such discharge, with interest accruing thereon from the date of payment, shall be repaid in full by MJNE to Acres within ten (10) days after written demand therefor. In addition, MJNE shall defend, save and hold Acres harmless from any such mechanic’s lien or claim, including, without limitation, Acres’ reasonable attorneys’ fees, costs and expenses. Acres shall not be liable for any failure of any facilities or services at or serving MJNE’s Facility including, but not limited to, the HVAC installations, and/or additions by MJNE, and MJNE shall correct any such faulty installation. Upon MJNE failure to correct same, following at least five (5) days’ prior written notice to MJNE, Acres may make such correction and charge MJNE for the cost thereof. Such sum due Acres shall be paid by MJNE within ten (10) days of being billed therefor with interest thereon.

(b) Pursuant to NRS § 108.234, Acres hereby informs MJNE that MJNE must comply with the requirements of NRS § 108.2403 and NRS § 108.2407. MJNE shall take all actions necessary under the laws of the State of Nevada to ensure that no liens encumbering MJNE’s interest in the Facility arise as a result of MJNE’s work (including the MJNE’s Facility Improvements), which actions shall include, without limitation, the recording of a notice of posted security in the Official Records of Clark County, Nevada, in accordance with NRS § 108.2403(1)(a), and establishing a construction disbursement account pursuant to NRS § 108.2403(1)(b)(1) (MJNE acknowledges and agrees that it shall be obligated to establish a construction disbursement account pursuant NRS § 108.2403(1)(b)(1) and may not, without the express prior written consent of Acres, such consent to be granted or withheld in Acres’ sole discretion, opt to instead furnish and record, in accordance with NRS § 108.2403(1)(b)(2), a surety bond for the prime contract for MJNE’s work at the Facility that meets the requirements of NRS § 108.2415). Acres shall approve MJNE’s prime contractor who will be performing MJNE’s work. MJNE shall notify Acres immediately upon the signing of any contract with the prime contractor for MJNE construction, alteration or repair of any portion of MJNE’s Facility. MJNE may not begin any alteration or other work in the MJNE Facility until MJNE has delivered evidence satisfactory to Acres that MJNE has complied with the terms of this Section 14.3(b). Failure by MJNE to comply with the terms of this Section 14.3(b) shall permit Acres to declare an event of default and to terminate this Agreement after the expiration of any applicable notice and cure periods.). Notwithstanding anything else to the contrary contained herein, and upon execution of this Agreement, MJNE acknowledges that Acres may execute a Notice of Non-Responsibility in a form compliant with applicable laws, rules, regulations, and ordinances and acceptable to Acres and its counsel and may record the same within three (3) days of execution of this Agreement pursuant to NRS § 108.234. Notwithstanding the foregoing, the Parties hereto agree that all improvements to date made to MJNE’s Facility and the Facility Improvements are in full compliance with this paragraph 14.3 and there are no mechanics liens pending or in force as regards MJNE’s Facility.

14.4 Requirements Prior to Work Commencement. Other than with respect to Permitted Alterations, prior to commencing any work, (including the MJNE’s Facility Improvements) MJNE shall furnish to Acres:

(a) Copies of all governmental licenses permits (including, without limitation, building permits) and authorizations, if any, which may be required in connection with such work; provided, however, prior to submitting applications for any such permits and authorizations with any governmental or quasi-governmental authorities, MJNE shall submit the same to Acres for its express prior written approval, not to be unreasonably withheld. Upon issuance of any licenses and permits, MJNE shall comply with the terms and conditions thereof and provide copies of the same to Acres’ upon Acres’ request.

(b) Such additional personal injury and property damage insurance (over and above the insurance required to be carried by MJNE pursuant to the provisions of Section 15) and general liability insurance (with completed operations endorsement) for any occurrence in or about the MJNE Facility, in such limits as are customary for the nature of the work to be done by MJNE and reasonably satisfactory to Acres and with insurers reasonably satisfactory to Acres.

(c) Submit to Acres a copy of detailed plans and specifications including drawings for layout, architectural, mechanical, and structural interior design, signage, and fixturing and finishing work therefor, as well as an estimate of related costs, for Acres’ review and reasonable express prior written approval. For purposes of this Agreement, an “Acres Delay” shall be deemed to have occurred if Acres fails to respond to MJNE request for any such approval within ten (10) business days after receipt of request for such approval, or Acres otherwise directly causes a delay in the completion of the MJNE Facility Improvements. No extension of any period under this Section 14 shall occur unless MJNE has notified Acres in writing within five (5) days after such occurrence. Notwithstanding the foregoing, Acres acknowledgments receipt of all of the foregoing documents in relation to MJNE’s Facility.

14.5 Performance. No alterations and/or additions shall be undertaken by or on behalf of MJNE except under the supervision of a licensed architect and licensed professional engineer reasonably satisfactory to Acres. All alterations and/or additions shall at all times comply with all applicable laws, rules, regulations, and ordinances and insurance requirements. MJNE, at its cost and expense, shall (i) obtain all necessary municipal and other governmental permits, authorizations, approvals and certificates for the commencement and prosecution of such alterations and/or improvements and for final approval thereof upon completion, to the extent required by the nature of such alterations and/or improvements, (ii) deliver three (3) copies to Acres if any such permits, authorizations and approvals are required, and (iii) cause all alterations and/or improvements to be performed in a good and workmanlike manner, using materials and equipment at least equal in quality to the original installations of the Facility. All alterations and/or additions shall be promptly commenced and completed and shall be performed in such manner so as not to unreasonably interfere with the occupancy of any other subtenant, licensee or occupant nor delay or impose any additional expense upon Acres in the maintenance, cleaning, repair, safety, management, or security of the Facility or in the performance of any improvements. If any additional expense is incurred, Acres may collect the same from MJNE, and MJNE’s failure to promptly pay the same within ten (10) days after demand therefor shall result in interest accruing thereon until paid. Upon completion of MJNE’s improvements or alterations (including the MJNE’s Facility Improvements), MJNE shall deliver a complete set of “As Built” drawings and plans to Acres and contractors’ affidavits, in form consistent with applicable laws, rules, regulations, and ordinances, and full and final waivers of lien and receipted bills covering all labor and materials expended and used. MJNE, at its sole cost expense, shall promptly procure the cancellation or discharge of all notices of violation arising from or otherwise connected with its alterations and/or additions which shall be issued by any public authority having or asserting jurisdiction. No approval of any plans or specifications by Acres or consent by Acres allowing MJNE to make any improvements or any inspection of improvements made by or for Acres shall in any way be deemed to be an agreement by Acres that the contemplated improvements comply or at any point will comply with any applicable laws, rules, regulations, or ordinances or insurance requirements or the certificate of occupancy for the Facility (or the CO for MJNE’s Facility) nor shall it be deemed to be a waiver by Acres of the compliance by MJNE of any provision of this Agreement. Notwithstanding the foregoing, Acres acknowledges that MJNE has fully complied with this paragraph 14.5 in regard to MJNE’s Facility.

14.6 Labor. Acres reserves the right to exclude from the Facility any person attempting to act as construction contractor in violation of this Section 14. In the event MJNE shall employ any contractor permitted in this Section14, such contractor or any subcontractor may have use of the facilities subject to the provisions of this Agreement, the rules and regulations governing construction, and all applicable laws, rules, regulations, and ordinances. MJNE will advise Acres of the names of any such contractor and subcontractor MJNE proposes to use in or at MJNE’s Facility at least ten (10) days prior to the beginning of work by such contractor or subcontractor. MJNE agrees that it will not at any time prior to or during the Term, either directly or indirectly employ or permit the employment of any contractor, mechanic or laborer, or permit any materials in or at MJNE Facility, if the use of such contractor, mechanic or laborer or such materials would, in Acres’ reasonable opinion, create any difficulty, work slowdown, sabotage, strike or jurisdictional dispute with other contractors, mechanics and/or laborers engaged by MJNE or Acres or others, or would in any way disturb the peaceful and harmonious construction, maintenance, cleaning, repair, management, security or operation of the Facility or any portion thereof. In the event of any interference or conflict, MJNE, upon demand of Acres, shall cause all contractors, mechanics or laborers, or all materials causing, in Acres’ reasonable opinion, such interference, difficulty or conflict, to leave or be removed from the Facility immediately and MJNE does hereby agree to defend (with counsel acceptable to Acres in its reasonable discretion), save and hold Acres harmless from any and all loss arising thereby, including, without limitation, any reasonable attorneys’ fees and any claims made by contractors, mechanics and/or laborers so precluded from having access to the Facility.

14.7 Inspection. Acres may inspect MJNE Facility and gain access thereto 24 hours a day, seven days a week.

14.8 Repairs. Except as otherwise provided, MJNE shall, during the Term, at its sole cost and expense, keep and maintain MJNE Facility, including all buildings and improvements of every kind that may be a part thereof, and all appurtenances to the MJNE Facility, in good, sanitary, and neat order, condition and repair, and MJNE shall, except as otherwise expressly set forth herein, restore and rehabilitate any improvements of any kind that may be destroyed or damaged by fire, casualty, or any other cause whatsoever. Acres shall not be obligated to make any repairs, replacements, or renewals of any kind, nature, or description, whatsoever to MJNE’s Facility or any improvements thereon, except only in the event of gross negligence by Acres

14.9 Use. During the Term, MJNE shall have the exclusive right to access and occupy the MJNE Facility and Acres shall insure any other party, shall be permitted to access the MJNE Facility without the prior written consent of MJNE, except as required to comply with applicable laws, rules, regulations, and ordinances, compliance audits or as otherwise permitted under the terms of this Agreement. MJNE shall not, without the prior express written consent of Acres, use or occupy the Facility (or any portion thereof, including, without limitation, MJNE’s Facility), or permit the Facility (or any portion thereof, including, without limitation, MJNE Facility) to be used or occupied, for any purpose other than for the operation of the processing and production of Product (as defined below) and performance of Services (as defined below) (the “Permitted Use”).

14.10 Title to Improvements. All alterations, additions and improvements made by or on behalf of MJNE (including the MJNE’s Facility Improvements) shall be considered part of the Equipment Lease. Upon the termination of this Agreement (whether by the expiration of the Term or prior termination in accordance with the terms hereof), free title to all buildings and improvements then located at or on MJNE’s Facility, together with all alterations, additions and improvements thereto, other than only the following to the extent the same can be removed without materially damaging the structure of the Facility or MJNE’s Facility, shall automatically pass to and vest in Acres, free and clear of all claims to or against the same by MJNE or any third person, upon payment of one dollar ($1.00) as defined in the Equipment Lease,: the fertigation system, water tanks, and processing equipment (such items are each a part of and collectively the “FWLE”). To the extent that the FWLE, or any portion thereof, can be removed without materially damaging the structure of the Facility or MJNE’s Facility, the same shall continue to be owned by MJNE and MJNE shall have the right to remove and retain the same. MJNE shall defend and indemnify Acres against all liability and loss arising from any such claims. For clarification purposes, any and all building structures or installed and plumbed water, heating or cooling systems shall remain with Acres and items such as lights, tables, cost of goods items (not governed by NRS), shall be removed by MJNE.

14.11 Surrender and Re-Delivery of MJNE’s Facility. Upon the expiration of the Term of this Agreement, or prior termination hereof, MJNE shall, at its sole cost and expense, (i) promptly and peaceably surrender MJNE’s Facility to Acres “broom clean,” in good order and condition, ordinary wear and tear excepted; and (ii) repair any major damage to Facility caused by or in connection with the removal of any property from the Facility by or at the direction of MJNE. Before surrendering MJNE’s Facility, MJNE shall, at its sole cost and expense, remove only its movable personal property, trade fixtures, and any FWLE that can be removed without materially damaging the structure of the Facility or MJNE’s Facility, and all other property shall, unless otherwise directed by Acres, remain in MJNE’s Facility and become the property of Acres without payment therefor; however, MJNE shall not remove any personal property, trade fixtures or other property from MJNE’s Facility without Acres’ prior express written consent if the removal of such personal property, trade fixtures or other property will impair or damage the structure of the building or any other improvements, or if MJNE is in default under this Agreement or a circumstance or event exists which with the passage of time or the giving of notice or both would cause MJNE to be deemed to be in default under this Agreement. If MJNE is in default under this Agreement or a circumstance or event exists which with the passage of time or the giving of notice or both would cause MJNE to be deemed to be in default under this Agreement, Acres shall have a lien on such personal property, trade fixtures and other property. All personal property, trade fixtures, FWLE, and other property of MJNE not removed from MJNE’s Facility upon the abandonment of MJNE’s Facility or upon the expiration of the Term of this Agreement, or prior termination hereof, for any cause shall conclusively be deemed to have been abandoned and may be appropriated, sold, stored, destroyed or otherwise disposed of by Acres without notice to MJNE or any other person and without any obligation to account therefor. MJNE shall pay to Acres all expenses incurred in connection with the disposition of such property in excess of any amount received by Acres from such disposition. No surrender of MJNE’s Facility shall be affected by Acres’ acceptance of the keys, or of amounts payable to Acres by MJNE hereunder, or by any other means whatsoever without Acres’ express written acknowledgement of such acceptance as a surrender. MJNE shall not be released from its obligations hereunder in connection with surrender of MJNE’s Facility until Acres has inspected MJNE’s Facility and delivered to MJNE a written release, not to be unreasonably withheld.

14.12 Damage; Destruction. In the event that the Facility should be totally destroyed by fire, tornado or other casualty, or in the event the Facility should be so damaged that rebuilding or repairs cannot be completed within one hundred eighty (180) days after the date of such damage, either Acres or MJNE may, at their option, terminate this Agreement. In the event that the Facility should be damaged by fire, tornado or other casualty covered by Acres’ insurance, and if the necessary rebuilding or repairs can be completed within 180 days after the date of such damage, or if such rebuilding or repairs would take more than one hundred eighty (180) days to complete but neither Acres nor MJNE elects to terminate this Agreement, then, in either such event, Acres shall, within thirty (30) days after the date of such damage, commence to rebuild or repair the Facility, and shall proceed with reasonable diligence to restore the Facility to substantially the same condition in which they were immediately prior to the happening of the casualty, except that Acres shall not be required to rebuild, repair or replace any part of the furniture, equipment, fixtures and other improvements, which may have been placed by MJNE within the Facility or related facilities, except in the event of gross negligence by Acres. If the Facility is not totally untenantable, Acres shall allow MJNE a fair diminution of rent during the time the Facility is unfit for occupancy. In the event any mortgages under a deed of trust, security agreement or mortgage on the Facility should require that the insurance proceeds be used to retire the mortgage debt, Acres shall have no obligation to rebuild and this Agreement shall terminate upon notice to MJNE. Any insurance which may be carried by Acres or MJNE against loss or damage to the Facility shall be for the sole benefit of the party carrying such insurance and under its sole control.

14.13 Condemnation; Eminent Domain. If, during the Term of this Agreement, or any extension or renewal thereof, the Facility should be taken for any public or quasi-public use under any governmental law, ordinance or regulation or by right of eminent domain, this Agreement shall terminate, effective on the date physical possession is taken by the condemning authority, and MJNE shall have no claim against Acres for the value of any unexpired term of this Agreement.

(a) In the event a portion but not all of the Facility shall be taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain and the partial taking or condemnation shall render the Facility unsuitable for MJNE’s business, then Acres shall have the option, in its sole discretion, of terminating this Agreement, or, at Acres’ sole expense, restoring and reconstructing the Facility to the extent necessary to make the same reasonably tenantable. Should Acres elect to restore the Facility, this Agreement shall continue in full force and effect and MJNE shall have no claim against Acres for the value of any interrupted portion of this Agreement.

(b) In the event of any condemnation or taking, total or partial, MJNE shall not be entitled to any part of the aware of price paid in lieu thereof. MJNE hereby expressly waives any right or claim to any part thereof, and Acres shall receive the full amount of such aware of price.

15. Insurance.

15.1 Liability Insurance. During the Term, MJNE shall maintain a policy of commercial general liability insurance (sometimes known as broad form comprehensive general liability insurance) insuring MJNE against liability for bodily injury, property damage (including loss of use of property) and personal injury arising out of the operation, use or occupancy of the MJNE Facility. MJNE shall name Acres as an additional insured under such policy. The initial amount of such insurance shall be One Million- and 00/100-U.S. Dollars (US$1,000,000.00) per occurrence. The amount and coverage of such insurance shall not limit MJNE’s liability nor relieve MJNE of any other obligation under this Agreement. Acres may also obtain comprehensive public liability insurance in an amount and with coverage determined by Acres insuring Acres against liability arising out of ownership, operation, use or occupancy of the MJNE Facility. The policy obtained by Acres shall not be contributory and shall not provide primary insurance.

15.2 Payment of Premiums. During the Term, MJNE shall maintain policies of insurance covering loss of or damage to the MJNE Facility in the full amount of its replacement value and such policies shall name Acres as an additional insured. Acres shall have the right to obtain flood and earthquake insurance if required by any lender holding a security interest in the MJNE Facility. Acres may, but shall not be obligated, to obtain insurance for building improvements installed by MJNE on the MJNE Facility. Acres shall not maintain insurance for MJNE’s fixtures or equipment.

15.3 General Insurance Provisions.

(a) Any insurance which MJNE is required to maintain under this Agreement shall include a provision which requires the insurance carrier to give Acres not less than thirty (30) days’ written notice prior to any cancellation or modification of such coverage.

(b) If MJNE fails to deliver any policy, certificate or renewal to Acres required under this Agreement within the prescribed time period or if any such policy is canceled or modified during the Term without Acres’ consent, Acres may obtain such insurance, in which case MJNE shall reimburse Acres for the cost of such insurance within thirty (30) days after receipt of a statement that indicates the cost of such insurance.

(c) MJNE shall maintain all insurance required under this Agreement with companies holding a “General Policy Rating” of A+ or better, as set forth in the most current issue of “Best Key Rating Guide”. Acres and MJNE acknowledge the insurance markets are rapidly changing and that insurance in the form and amounts described in this Section may not be available in the future. MJNE acknowledges that the insurance described in this Section is for the primary benefit of Acres. If at any time during the Term, MJNE is unable to maintain the insurance required under the Agreement, MJNE shall nevertheless maintain insurance coverage which is customary and commercially reasonable in the insurance industry for MJNE’s type of business, as that coverage may change from time to time. Acres makes no representation as to the adequacy of such insurance to protect Acres’ or MJNE’s interests. Therefore, MJNE shall obtain any such additional property or liability insurance which MJNE deems necessary to protect Acres and MJNE.

16. Miscellaneous.

16.1 Further Assurances. Upon a Party’s reasonable request, the other Party shall, at its sole cost and expense, execute and deliver all such further documents and instruments, and take all such further acts, necessary to give full effect to this Agreement.

16.2 Entire Agreement. This Agreement, including and together with any related exhibits, schedules, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

16.3 Survival. Subject to the limitations and other provisions of this Agreement: (a) the representations and warranties of the Parties contained herein will survive the expiration or earlier termination of this Agreement; and (b) Sections 10, 11, 12, 13, 14, 15 of this Agreement, as well as any other provision that, in order to give proper effect to its intent, should survive such expiration or termination, will survive the expiration or earlier termination of this Agreement.

16.4 Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement (each, a “Notice”) must be in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this Section). All Notices must be delivered by personal delivery, nationally recognized overnight courier or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) on receipt by the receiving Party, and (b) if the Party giving the Notice has complied with the requirements of this Section.

Notice to Acres:

Acres Cultivation, LLC

2325 Western Avenue, Suite 12

Las Vegas, NV 89102

Email: john@acrescannabis.com

Notice to MJNE:

MJ Holdings, Inc

1300 S Jones Blvd., 2nd Floor

Las Vegas, NV 89146

Email: terry@mjholdingsinc.com

16.5 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” is deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive’·(c) the words “herein” “hereof’” “here” “hereto” and “hereunder” refer to this Agreement as a whole; (d) words denoting the singular have a comparable meaning when used in the plural, and vice-versa; and (e) words denoting any gender include all genders. Unless the context otherwise requires, references in this Agreement: (x) to sections, exhibits, schedules, attachments and appendices mean the sections of, and exhibits, schedules, attachments and appendices attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Parties drafted this Agreement without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The exhibits, schedules, attachments and appendices referred to herein are an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

16.6 Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

16.7 Severability. If any term, clause, or provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other term, clause, or provision and such invalid term, clause, or provision shall be deemed to be severed from the Agreement. Upon a determination that any term, clause or provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement to affect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

16.8 Amendment and Modification. No amendment to or rescission, termination or discharge of this Agreement is effective unless it is in writing and signed by an authorized Representative of each Party.

16.9 Waiver.

(a) No waiver under this Agreement is effective unless it is in writing and signed by an authorized representative of the Party waiving its right.

(b) Any waiver authorized on one occasion is effective only in that instance and only for the purpose stated and does not operate as a waiver on any future occasion.

(c) None of the following constitutes a waiver or estoppel of any right, remedy, power, privilege or condition arising from this Agreement:

(i) any failure or delay in exercising any right, remedy, power or privilege or in enforcing any condition under this Agreement; or

(ii) any act, omission or course of dealing between the Parties.

16.10 Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the Parties or otherwise.

16.11 Equitable Remedies. Each Party acknowledges and agrees that (a) a breach or threatened breach by a Party of any of its obligations under Sections 11, 12 or 13 would give rise to irreparable harm to the other Party for which monetary damages would not be an adequate remedy and (b) in the event of a breach or a threatened breach by a Party of any such obligations, the other Party shall, in addition to any and all other rights and remedies that may be available to the non-breaching Party at law, at equity or otherwise in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction, without any requirement to post a bond or other security, and without any requirement to MJNE actual damages or that monetary damages will not afford an adequate remedy. Each Party agrees that it will not oppose or otherwise challenge the appropriateness of equitable relief or the entry by a court of competent jurisdiction of an order granting equitable relief, in either case, consistent with the terms of this Section 16.11.

16.12 Exculpation. MJNE hereby unconditionally and irrevocably waives any and all claims and causes of action of any nature whatsoever it may now or hereafter have against any of the members, managers, directors, officers, agents and employees of Acres and any of its parent, subsidiaries and affiliated companies (collectively, the “Acres Group”) and hereby unconditionally and irrevocably releases and discharges the Acres Group from any and all liability whatsoever which may now or hereafter accrue in favor of MJNE against the Acres Group, in connection with or arising out of this Agreement. Manager agrees to look solely to Acres and its interest in the Facility for the satisfaction of any liability or obligation arising under this Agreement or for the performance of any of the covenants, warranties or other agreements contained herein. The provisions of this Section shall survive the expiration or prior termination of this Agreement.

16.13 Assignment. MJNE shall not, without the express prior written consent of Acres in each instance, Transfer this Agreement or any interest under it (in whole or in part, directly or indirectly) or permit the use or occupancy of MJNE’s Facility or any part thereof for any purpose other than as permitted hereunder or by anyone other than MJNE, nor shall MJNE permit a change to the operation or theme of MJNE’s Facility. For purposes hereof, term “Transfer” means an assignment, transfer, sublease, license, or other encumbrance, disposition or conveyance (voluntarily, by operation of law or otherwise) of this Agreement or MJNE’s Facility or any interest in this Agreement or MJNE’s Facility. The term “Transfer” also includes, without limitation, any assignment, transfer or other encumbering or disposal (voluntarily, by operation of law or otherwise) of any or all of the direct or indirect ownership interests in MJNE. Notwithstanding the foregoing, the operation of MJNE’s Facility by any subsidiary of MJNE shall be permitted hereunder.

16.14 Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties and their respective permitted successors and permitted assigns.

16.15 No Third-Party Beneficiaries. This Agreement benefits solely the Parties to this Agreement and their respective permitted successors and permitted assigns and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

16.16  Arbitration. The Parties hereto agree that any dispute concerning or arising out of the provisions of this Agreement shall be resolved by arbitration in accordance with the rules of the American Arbitration Association. Such arbitration shall be held in Clark County, Nevada, and the decision of the arbitrator(s) shall be conclusive and binding on the parties and shall be enforceable in any court of competent jurisdiction. The arbitrator may, in his or her discretion, award attorneys’ fees and costs to such party as he or she sees fit in rendering his or her decision.

16.17 Governing Law. This Agreement, including all exhibits, schedules, attachments and appendices attached hereto and thereto, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the Laws of the State of Nevada, United States of America, without regard to the conflict of laws provisions thereof.

16.18 Counterparts. This Agreement may be executed and sent by facsimile machine, email, or other form of electronic transmission or reproduction, in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

16.19 Force Majeure. Neither Party shall not be liable for any delay in performance due to force majeure, including strikes, civil disturbances, war, accidents, acts of God, or other delays beyond the control of Licensee If timely performance of any obligation of Licensee is prevented by any cause of force majeure, or any act of Licensor, then such failure or delay shall not constitute a default.

16.20 Cross-Default Provision. Any breach or default under this Agreement shall also constitute a breach or default under the Consulting Agreement and the Equipment Lease, and any breach or default under the Consulting Agreement or the Equipment Lease shall constitute a breach or default under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the January 16, 2019.

MJ HOLDINGS, INC.:

By:	/s/ Terrence M. Tierney
Name:	Terrence M. Tierney
Title:	Corporate Secretary/CAO

ACRES:

By:	/s/ John Mueller
Name:	John Mueller
Title:	Manager

SCHEDULE 1
GOODS

Dried marijuana product in bulk or smaller packaging

Wet marijuana product in bulk

All pricing shall be dependent on market conditions and shall be approved by MJNE prior to any sale of Goods by Acres. MJNE shall not direct Acres to sell any Goods below fair market value to an Affiliate of MJNE or any other party related to MJNE.

EXHIBIT A
CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made as of the 1st day of January 2019, by and between Acres Cultivation LLC, a Nevada limited liability company (the “Company”), and MJ Holdings, Inc. (and its subsidiaries), a publicly traded Nevada corporation (collectively the “Consultant”).

1. Consulting Relationship. During the term of this Agreement, Consultant will provide consulting services to the Company as described on Exhibit 1 attached hereto (the “Services”). Consultant represents that Consultant has the qualifications, the experience and the ability to properly perform the Services. Consultant shall use Consultant’s best efforts to perform the Services such that the results are satisfactory to the Company.

2. Fees. As consideration for the Services to be provided by Consultant and other obligations, the Company shall pay to Consultant the Distributable Commission derived from the wholesale of the “Goods” (as defined in the related Cultivation and Sales Agreement to which this Agreement is attached, i.e., the “CSA”) (the “Fee”). The first payment of this Fee shall occur on the 10th day after the month that a first sale of Goods occurs. All subsequent payments shall be made monthly on the tenth (10th) business day following the end of the month. As used herein, the term “Distributable Commission” shall mean the actual Net Revenue multiplied by Sixty percent (60%) generated from the wholesale of the Goods and realized by Company, less (i) any amounts owed by Consultant to Company, including, without limitation, fees and costs associated with agreed-upon services; (ii) any known or unknown fees and expenses payable to third parties (it being understood, acknowledged and agreed by Consultant that Company shall have no liability or responsibility for third-party costs associated with the sale, collection or cost of the Goods; and (iii) Company’s employment expenses, including, without limitation, W-2 related expenses associated with the Goods. A sample worksheet detailing the reimbursements and calculations is attached hereto as Exhibit 2. The Company shall keep separate books and records relating to the sale of the Goods, as though the cultivation, processing and wholesale of the goods were a stand-alone business of the Company. Prior to Consultant generating positive Distributable Commission, Consultant shall advance to Company any funds required to produce the Goods.

3. Term and Termination. Consultant shall serve as a consultant to the Company for a period commencing on the April 18th, 2018 and shall thereafter continue for Eight (8) years (the “Term”).

Upon termination of the CSA, to which this Agreement is attached, either party may terminate this Agreement. Within forty-five (45) business days following the termination of this Agreement, Company agrees to pay any amounts due to Consultant for the preceding month.

4. Independent Contractor. Consultant’s relationship with the Company will be that of an independent contractor and not that of an employee.

5. Method of Provision of Services. Consultant shall be solely responsible for determining the method, details and means of performing the Services. Consultant may, at Consultant’s own expense, employ or engage the services of such subcontractors, partners or agents, as Consultant deems necessary to perform the Services (collectively, the “Independent Contractors”). The Independent Contractors are not and shall not be employees of the Company, and Consultant shall be wholly responsible for compensation of any Independent Contractors and for the professional performance of the Services by the Independent Contractors such that the results are satisfactory to the Company. Consultant, Consultant’s employees, agents and Independent Contractors who provide services on Company’s premises will be required to obtain and maintain agent cards (“Agent Cards”) issued by the DOT (as defined in the CSA). Any Consultant or Independent Contractor that would be perceived by the Internal Revenue Service or the State of Nevada as meeting the criteria of being considered an employee of the Company shall no longer be utilized as a Consultant or Independent Contractor and must be presented to the Company for potential employment with Acres. Notwithstanding anything to the contrary contained herein, if Company reasonably believes that the continuation of employment of any Consultant employee, agent or Independent Contractor would be detrimental to the Company’s privileged license, Company may prohibit any such employee, agent or Independent Contractor from entering Company’s premises or providing services to the Company hereunder.

6. No Benefits. Consultant acknowledges and agrees that Consultant and its Independent Contractors shall not be eligible for any Company employee benefits and, to the extent Consultant otherwise would be eligible for any Company employee benefits but for the express terms of this Agreement, Consultant (on behalf of itself and its employees) hereby expressly declines to participate in such Company employee benefits.

7. Withholding; Indemnification. Consultant shall have full responsibility for applicable withholding taxes for all compensation paid to Consultant or its Independent Contractors under this Agreement, and for compliance with all applicable labor and employment requirements with respect to Consultant’s self-employment, sole proprietorship or other form of business organization, and with respect to the Independent Contractors, including state worker’s compensation insurance coverage requirements and any U.S. immigration visa requirements. Consultant agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor or employment requirements, including any liability for, or assessment of, withholding taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid to Consultant or its Independent Contractors.

8. Supervision of Consultant’s Services. All of the services to be performed by Consultant, including but not limited to the Services, will be as agreed between Consultant and the Company. Consultant will be required to report to the Company’s Manager concerning the Services performed under this Agreement. The nature and frequency of these reports will be left to the discretion of the Parties, but in any event shall occur not less frequently than monthly.

9. Conflicts with this Agreement. Consultant represents and warrants that neither Consultant nor any of the Independent Contractors is under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement.

10. Privileged License. Consultant acknowledges that the Company has been issued licenses by governmental authorities that allow for the Company to own and operate marijuana establishments in compliance with the laws of the State of Nevada (the “Privileged License”) and will be subject the regulations surrounding such Privileged Licenses. If requested to do so by the Company, Consultant shall use its best efforts to obtain any license, qualification, clearance or the like (including, without limitation, Agent Card(s)) which shall be required of Consultant by any regulatory authority having jurisdiction over the Company. In the event Consultant determines complying with the obligations imposed by the preceding sentence is not economically feasible, Consultant may terminate this Agreement by providing written notice to the Company. Moreover, if: (i) Consultant fails to obtain the requisite license, qualification, or clearance necessary to satisfy the requirements of this Section; (ii) the Company is directed to cease business with Consultant by any such regulatory authority; or (iii) the Company acting in good faith determines, in the Company’s sole and exclusive judgment, that Consultant or any of Consultant’s agents, designees or representatives (a) is engaged in any activity or activities that reasonably jeopardize, the Company’s business or such Privileged Licenses, or (b) if any such Privileged Licenses is reasonably threatened to be, or is, denied, curtailed, suspended or revoked, and (d) if Consultant refuses or fails to cure the violation of subsection(s) (a), or (b), within a reasonable period of time, then the Company shall have the right under this Section to terminate this Agreement by providing written notice to Consultant.

11. Miscellaneous.

11.1 Governing Law. The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the state of Nevada, without giving effect to principles of conflicts of law.

11.2 Confidential Arbitration. The Parties hereto agree that any dispute concerning or arising out of the provisions of this Agreement shall be resolved by confidential arbitration in accordance with the rules of the American Arbitration Association. Such confidential arbitration shall be held in Clark County, Nevada, and the decision of the arbitrator(s) shall be conclusive and binding on the parties and shall be enforceable in any court of competent jurisdiction. The arbitrator may, in his or her discretion, award attorneys’ fees and costs to such party as he or she sees fit in rendering his or her decision.

11.3 Entire Agreement. This Agreement along with the CSA to which this Agreement is attached, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

11.4 Amendments and Waivers. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance.

11.5 Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.

11.6 Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement (a “Notice”) must be in writing and addressed to the other Party at its address set forth in the CSA (or to such other address that the receiving Party may designate from time to time in accordance with this Section). All Notices must be delivered by personal delivery, nationally recognized overnight courier or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) on receipt by the receiving Party, and (b) if the Party giving the Notice has complied with the requirements of this Section.

11.7 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

11.8 Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

11.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

11.10 Cross-Default Provision. Any breach or default under this Agreement shall also constitute a breach or default under the CSA and the Equipment Lease (as defined in the CSA), and any breach or default under the CSA or the Equipment Lease shall constitute a breach or default under this Agreement.

11.11 Nevada Authority. Acres shall be responsible to the DOT for all acts, omissions and civil penalties associated with operation and business of the Facility. Any payments made to the DOT, which were caused as a result of negligence by MJNE shall be immediately reimbursed to Acres, provided that MJNE has been given prior notice of the alleged violation by Acres and has been provided a reasonable opportunity to cure.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE COMPANY:	CONSULTANT:

ACRES CULTIVATION, LLC	MJ Holdings, Inc.

By:	/s/ John Mueller	By:	/s/ Terrence M. Tierney
Name:	John Mueller	Name:	Terrence M. Tierney
Title:	Manager	Title:	Corporate Secretary/CAO

EXHIBIT 1
DESCRIPTION OF CONSULTING SERVICES

1. Consult with Company specializes in the cultivation, drying, packaging, and selling the Goods;

2. Assist in the marketing, sale, advertising and promotion of the Goods;

3. Develop, with input from the Company, a unique strains and breeding program.

4. Assist in accepting and processing purchase orders for the Goods;

5. Quality control and product review related to the Goods;

6. Customer service related to the Goods;

7. Assist in purchase and sourcing of all materials used in producing the Goods;

8. Assist in inventory management related to the Goods;

9. Processing of accounts receivable related to the Goods;

10. Business development consulting services; and

11. Other such duties as may be mutually agreed to, in writing, by Consultant and the Company from time to time.

EXHIBIT 2
SAMPLE WORKSHEET

In calculating the Fee to be paid to Consultant pursuant to the Consulting Agreement the term “Distributable Commission” shall mean the total Net Revenue multiplied by sixty (60%) percent generated from the wholesale of the Goods subject to the following adjustments:

Current Period [Start Date] to [End Date]

COLLECTED REVENUES

Product 1

Product 2

Product 3

Product 4

Deduction for all Taxes and Fees

TOTAL NET REVENUES (multiplied by 60%)

COST OF GOODS (COGS)

Deduction for fines from DOT caused by MJNE

Deduction for Bad Debt, Recalls or Returns

Deduction for Testing

Deduction for all employee costs, including but not limited to, employer portion of taxes

Deduction for Utilities, as defined in the CSA

Deduction for Distribution and Transportation Costs

Deduction for all insurance costs associated with MJNE

Deduction for all Cost of Goods items required to produce and sell the Goods

Deduction for any other expenses incurred by Acres directly associated with the Goods.

TOTAL COST OF GOODS SOLD GROSS PROFIT (LOSS)

OPERATING EXPENSES

Deduction for Compliance and Security at Seven Thousand and 00/100 Dollars ($7,000.00) per Month (starting on the month MJNE’s Facility receives Certificate of Occupancy from Nye County, receipt of which is hereby acknowledged).

TOTAL OPERATING EXPENSES PROFIT (LOSS)
Distributable Commission

EXHIBIT B

EQUIPMENT LEASE AGREEMENT

This EQUIPMENT LEASE AGREEMENT (the “Agreement” or “Lease Agreement”), dated as of January 1, 2019 is by and between MJ Holdings, Inc., (its wholly owned subsidiaries) a Nevada Corporation, (the “Lessor”), and Acres Cultivation, LLC, a Nevada limited liability company, (the “Lessee”). Lessor and Lessee may collectively be referred to herein as, “Parties”, or individually as, “Party”.

RECITALS

WHEREAS, Lessor is in the business of leasing cannabis cultivation and manufacturing equipment and related parts, accessories, and replacement of such equipment (the “Business”);

WHEREAS, Lessor, as “MJNE”, and Lessee, as “Acres”, have entered into that certain Cultivation and Sales Agreement of even date herewith and to which this Agreement is attached (the “CSA”);

WHEREAS, Lessee desires to lease from Lessor, and Lessor desires to lease to Lessee the equipment more specifically described in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Lease. Lessor agrees to lease to Lessee, and Lessee agrees to lease from Lessor, the equipment described more fully and set forth in Schedule A, which is attached hereto and incorporated by reference herein (the “Equipment”).

2. Operation. Lessee shall not remove the Equipment from the address specified on Schedule A without the prior written approval of Lessor. Lessee shall allow Lessor to enter Lessee’s premises at all reasonable times to locate and inspect the state and condition of the Equipment; provided, however, that any access of Lessee’s premises by Lessor shall comply with all applicable Laws (as defined in the CSA) governing Lessee and Lessee’s business at the premises. Lessor shall provide to Lessee reasonable advance notice of Lessor’s desire to enter Lessee’s premises and shall cooperate with Lessee in order to comply with all such applicable laws, rules and regulations. Lessee shall, keep and maintain the Equipment in a good state of repair, normal wear and tear excepted, and shall use the Equipment only for its intended purpose and follow Lessor’s instructions regarding the use of the Equipment. Lessee, its employees and/or its agents will (a) operate the Equipment in a professional manner, (b) only use properly trained and qualified personnel to operate the Equipment, (c) operate the Equipment safely and properly, (d) operate the Equipment in accordance with the best practices in the industry and all applicable laws, regulations, and/or ordinances, and (e) allow any maintenance or service required or recommended under the applicable maintenance service contract, if any. Subject to the provisions of that certain Consulting Agreement between Lessor and Lessee of even date herewith, Lessee is solely responsible for all required and scheduled maintenance for the Equipment and Lessee’s expense, unless otherwise covered by the manufacturer’s warranty.

3. Lease and Costs.

3.1 Lease. In consideration of Lessee’s right to possess and use the Equipment during the Term (as defined in Section 8), Lessee shall pay the fee at the rate specified in Schedule A (the “Fee”), on the tenth day of each calendar month during the Term, after any mutual agreed upon set-off, offset, abatement or deduction. Lessee shall pay interest on all late payments at the rate of one and one-half percent (1.5%) per month. Lessee shall reimburse Lessor for all costs incurred in collecting any late payments, including, without limitation, attorneys’ fees. Payment of any late charge does not excuse Lessee of any default under this Agreement.

Upon the expiration of the Term or prior termination of this Agreement, Lessee shall have the option of buying the leased Equipment for the sum of One and 00/100 Dollar ($1.00) in an “as-is” condition.

3.2 Transportation Costs. Lessor shall be responsible for the transportation, including all costs of transportation, of Equipment. Delivery and transfer of risk of loss of the Equipment shall occur at the time and place that Lessee or its duly authorized representative takes possession of the Equipment.

3.3 Equipment Installation. Lessor shall be responsible for fully installing the Equipment with all capabilities to cultivate and process marijuana in accordance with all applicable Laws, including, without limitation, Chapters 453A and 453D of NRS 453A and 453D. Lessor shall be responsible for insuring Equipment remains operable throughout the Term.

3.4 Performance Guaranty. Lessor has previously deposited Three Hundred Thousand and 00/100 Dollars ($300,000.00) with Lessee to guaranty the performance of the installation of the Equipment.

3.5 Right to Offset. Lessee shall have the right to offset the Fee in the exact amount of any deficit in Distributable Income as defined in the CSA.

4. Limited Warranty. Lessor shall replace or repair the Equipment with similar Equipment if the Equipment fails to operate. Such repair or replacement shall be made as soon as practicable after Lessee provides written notification.

OTHER THAN AS SET FORTH ABOVE, LESSOR MAKES NO WARRANTY WHATSOEVER, INCLUDING ANY (a) WARRANTY OF MERCHANTABILITY; (b) WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; (c) WARRANTY AGAINST INTERFERENCE; OR (d) WARRANTY AGAINST INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADEMARK, TRADE SECRET OR OTHER PROPRIETARY RIGHTS OF A THIRD PARTY; WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE.

5. Title and Risk of Loss. Title to the Equipment remains with Lessor throughout the Term, and, except for Lessee’s option to purchase the Equipment hereunder, Lessee shall acquire no right, title or interest in the Equipment. Lessee or Lessor shall not pledge or encumber the Equipment in any way. Lessor shall bear all risk of loss, damage, destruction, theft and condemnation to or of the Equipment from any cause whatsoever (the “Loss”). Lessee shall notify Lessor in writing within ten (10) days of any such Loss.

5.1 Purchase Option. Upon the expiration of the Term or prior termination of this Agreement, Lessee shall have the option to purchase the Equipment from Lessor for One and 00/100 Dollar ($1.00), in accordance with Section 3.1, above, provided that Lessee provides written notice to Lessor of its decision to exercise its option to purchase the Equipment no later than thirty (30) days prior to the expiration of the Term. In the event of a prior termination of this Agreement, Lessee may give such notice within and up to thirty (30) days following such termination. The Parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement, including, without limitation, the delivery of a bill of sale acceptable to Lessee with respect to its purchase of the Equipment from Lessor.

6. Compliance with Law. Lessee shall (a) comply with all applicable Laws, and (b) maintain in effect all the licenses, permissions, authorizations, consents and permits that it needs to carry out its obligations under this Agreement.

7. Insurance. During the term of this Agreement, Lessor shall, at its own expense, maintain and carry insurance in full force and effect which includes, but is not limited to, commercial general liability insurance in a sum no less than One Million and 00/100 Dollars ($1,000,000.00) with financially sound and reputable insurers. Upon Lessee’s request, Lessor shall provide Lessee with a certificate of insurance from Lessor’s insurer evidencing the insurance coverage specified in this Agreement. The certificate of insurance shall name Lessee as an additional insured. Lessor shall provide Lessee with ten (10) days’ advance written notice in the event of a cancellation or material change in Lessee’s insurance policy. Except where prohibited by law, Lessor shall require its insurer to waive all rights of subrogation against Lessee’s insurers and Lessee.

8. Term and Termination. The term of this Agreement commences on the date of this Agreement and continues for a period of Eight (8) years, unless and until earlier terminated as provided under this Agreement (the “Term”). In addition to any remedies that may be provided in this Agreement, either Party may terminate this Agreement with immediate effect upon notice to the other party, if the other party: (i) fails to pay any amount when due under this Agreement, and such failure continues for ten (10) days after the other party’s receipt of notice of nonpayment; (ii) has not otherwise performed or complied with any material terms of this Agreement; (iii) becomes insolvent, files a petition for bankruptcy or commences or has commenced against it proceedings relating to bankruptcy, receivership, reorganization or assignment for the benefit of creditors; (iv) terminates the Consulting Agreement entered into between the Lessor and Lessee; or (v) in the event Lessee fails to operate the Equipment within one hundred eighty (180) days after installation by Lessor.

8.1 Termination. Upon a permitted termination by Lessor or Lessee, Lessee shall pay Lessor the sum of one hundred twenty percent (120%) of the original cost of the Equipment, less fifty percent (50%) of the any Lease payments made by Lessee. Such amount shall be paid by Lessee in twelve (12) monthly equal installments, with the first such installment being due and payable on the first (1st) day of the month following the first full month following such permitted termination.

9. Taxes. Lessor shall pay for any or all sales, use, personal property and any other taxes, fees, permits, licenses, or any other similar charges of any kind that might apply, or might be assessed now or later, in connection with Lessee’s use of the Equipment.

10. Entire Agreement. This Agreement, including and together with any related exhibits, schedules, attachments and appendices, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, regarding such subject matter.

11. Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Parties contained herein shall survive the expiration or earlier termination of this Agreement as well as any other provision that, in order to give proper effect to its intent, should survive such expiration or termination, shall survive the expiration or earlier termination of this Agreement.

12. Notices. All notices, requests, consents, claims, demands, waivers, summons and other legal process, and other similar types of communications hereunder must be in writing and addressed to the relevant Party at the address set forth on Schedule B of this Agreement (or to such other address that may be designated by the receiving Party from time to time in accordance with this Section 12). All notices must be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), or certified or registered mail (in each case, return receipt requested, postage prepaid). A notice is effective only (i) upon receipt by the receiving Party and (ii) if the Party giving the notice has complied with the requirements of this Section 12.

Lessee shall also promptly notify Lessor of each accident involving the Equipment, including time, place, nature of the accident or damage, and such other information as may be known, and advise Lessor of all correspondence, papers, notices, and documents received regarding the Equipment.

13. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

14. Amendments. No amendment to or modification of this Agreement is effective unless it is in writing and signed by an authorized representative of each Party.

15. Waiver. No waiver by any party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

16. Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the Parties or otherwise.

17. Assignment; Successors and Assigns. Lessee shall have the right to assign, transfer, delegate or subcontract any of its rights or obligations under this Agreement without the prior written consent of Lessor. No assignment or delegation shall relieve Lessee of any of its obligations hereunder. This Agreement is binding on and inures to the benefit of the Parties to this Agreement and their respective permitted successors.

18. No Third-Party Beneficiaries. This Agreement benefits solely the Parties to this Agreement and their respective permitted successors and assigns and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

19. Choice of Law. This Agreement and all matters arising out of or relating to this Agreement are governed by, and construed in accordance with, the laws of the State of Nevada, without regard to the conflict of laws of such State.

20. Confidential Arbitration. The Parties hereto agree that any dispute concerning or arising out of the provisions of this Agreement shall be resolved by confidential arbitration in accordance with the rules of the American Arbitration Association. Such confidential arbitration shall be held in Clark County, Nevada, and the decision of the arbitrator(s) shall be conclusive and binding on the parties and shall be enforceable in any court of competent jurisdiction. The arbitrator may, in his or her discretion, award attorneys’ fees and costs to such party as he or she sees fit in rendering his or her decision.

24. Limitation of Liability. IN NO EVENT SHALL LESSEE BE RESPONSIBLE OR LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN ALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF ANY PROVISION OF THIS AGREEMENT, WHETHER OR NOT THE POSSIBILITY OF SUCH DAMAGES HAS BEEN DISCLOSED IN ADVANCE BY LESSOR OR COULD HAVE BEEN REASONABLY FORESEEN BY LESSOR, REGARDLESS OF THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE. IN NO EVENT SHALL LESSEE’S AGGREGATE LIABILITY UNDER THIS AGREEMENT EXCEED TWO TIMES THE TOTAL OF THE AMOUNTS PAID TO LESSOR HEREUNDER OR TWENTY-FIVE THOUSAND AND 00/100 DOLLARS ($25,000.00), WHICHEVER IS LESS.

25. Force Majeure. Lessor shall not be liable or responsible to Lessee, nor be deemed to have defaulted or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement when and to the extent such failure or delay is caused by or results from acts or circumstances beyond the reasonable control of Lessor including, without limitation, acts of God, flood, fire, earthquake, explosion, governmental actions, war, invasion or hostilities (whether war is declared or not), terrorist threats or acts, riot, or other civil unrest, national emergency, revolution, insurrection, epidemic, lockouts, strikes or other labor disputes (whether or not relating to either party’s workforce), or restraints or delays affecting carriers or inability or delay in obtaining supplies of adequate or suitable materials, materials or telecommunication breakdown or power outage provided that, if the event in question continues for a continuous period in excess of one hundred eighty (180) days, Lessee shall be entitled to give notice in writing to Lessor to terminate this Agreement.

26. Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. Notwithstanding anything to the contrary in Section 12, a signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

27. Headings. Headings in this Agreement are for convenience of reference only and are not to be used in any interpretation of the agreement between the parties.

28. Enforcement. This Agreement shall not be enforceable unless it is (i) signed by Lessor, and (ii) a copy of this fully executed Agreement is delivered to Lessee.

29. Cross-Default Provision. Any breach or default under this Agreement shall also constitute a breach or default under the CSA and the Consulting Agreement, and any breach or default under the CSA or the Consulting Agreement shall constitute a breach or default under this Agreement.

[Signatures on the following page.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

LESSEE:	LESSOR:

ACRES CULTIVATION, LLC	MJ Holdings, Inc.

By:	/s/ John Mueller	By:	/s/ Terrence M. Tierney
Name:	John Mueller	Name:	Terrence M. Tierney
Title:	Manager	Title:	Corporate Secretary/CAO